Exhibit 5.1

Perkins Coie LLP 1201 Third Avenue Suite 4900 Seattle, WA 98101-3099	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

May 6, 2025
Boise Cascade Company
1111 West Jefferson Street
Suite 300
Boise, Idaho 83702
Re:    Registration Statement on Form S-8 of Shares of Common Stock, $0.01 par value per share, of Boise Cascade Company
Ladies and Gentlemen:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the registration of 1,528,057 shares of common stock, $0.01 par value per share (the “Shares”), of Boise Cascade Company (the “Company”), issuable under the 2025 Boise Cascade Omnibus Incentive Plan (the “Plan”).
We have examined the Registration Statement and such documents and records relating to the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan, upon the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP